Registration No. 33-23029

     As filed with the Securities and Exchange Commission on
                          April 17, 1997

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

         POST-EFFECTIVE AMENDMENT NO. 1 TO THE FORM S-4
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      PEOPLES BANCORP, INC.
       (Exact name of registrant as specified in charter)

     Delaware                 6712         To be applied for
-----------------          ----------      ----------------------
(State or other        (Primary SIC No.)      (I.R.S. Employer
jurisdiction of                              Identification No.)
incorporation or
organization)

                    134 Franklin Corner Road
              Lawrenceville, New Jersey 08648-0950
                         (609) 844-3100
  (Address, including Zip Code, and telephone number, including area code of Registrant's principal executive offices)

                     Kenneth R. Lehman, Esq.
                       John J. Gorman, Esq.
              Luse Lehman Gorman Pomerenk & Schick
                   A Professional Corporation
                   5335 Wisconsin Avenue, N.W.
                            Suite 400
                     Washington, D.C. 20015
                         (202) 274-2000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

    Approximate date of commencement of proposed sale of the
                    securities to the public:
As soon as practicable after receipt of all regulatory approvals.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following
box.   / X /


                                 CALCULATION OF REGISTRATION FEE
                            -----------------------------------------

                               Proposed
Title of each                  maximum
class of          Amount       offering
securities to      to be        price     Proposed max.       Amount of
be registered    registered    per unit   offering price   registration fee(3)
------------------------------------------------------------------------------

Common Stock     3,242,000     $15.94(1)   $51,677,480       $15,660
$.10 par value   shares

Common Stock       311,650     $13.50(2)   $ 4,207,300       $ 1,275
$.10 par value

Total Fee Paid                                               $16,935


(1) Pursuant to Rule 457(c), the registration fee is based upon the average of the high and low prices for Trenton Savings Bank, FSB as of March 5, 1997.
(2) Represents shares underlying options. Such options have an exercise price of $13.50 per share.
(3) A filing fee of $16,935 was paid with the initial filing of the Registration Statement.

                             Trenton
                          Savings Bank
                   Community Banking At Its Best

March 14, 1997

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Trenton Savings Bank ("the Bank"). The Annual
Meeting will be held at the Trenton Country Club, Sullivan Way,
West Trenton, New Jersey, at 10:00 a.m. local time on April 25,
1997.

The enclosed Notice of Annual Meeting and Proxy Statement/Prospectus describe the formal business to be transacted. During the meeting we will also report on the operations of the Bank. Directors and officers of the Bank, as well as a representative of our independent auditors, will be present to respond to any questions that stockholders may have.

The business to be conducted at the annual meeting includes the election of one director, the approval of the reorganization of the Bank into a "two-tier" holding company structure, and the ratification of the appointment of KPMG Peat Marwick, LLP as auditors for the Bank's 1997 fiscal year.

The Board of Directors of the Bank has determined that the matters to be considered at the Annual Meeting are in the best interest of the Bank and its stockholders. For the reasons set forth in the Proxy Statement/Prospectus, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Bank. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,



Wendell T. Breithaupt
President and Chief Executive Officer



John B. Sill, Jr.
Chairman

                      TRENTON SAVINGS BANK
                    134 Franklin Corner Road
              Lawrenceville, New Jersey  08648-0950
                         (609) 844-3100

                            NOTICE OF
                 ANNUAL MEETING OF STOCKHOLDERS
                  To Be Held On April 25, 1997

    Notice is hereby given that the Annual Meeting of Trenton
Savings Bank (the "Bank") will be held at the Trenton Country
Club, Sullivan Way, West Trenton, New Jersey, on April 25, 1997 at 10:00 a.m. local time.

    A Proxy Card and a Proxy Statement/Prospectus for the
Meeting are enclosed.

    The Meeting is for the purpose of considering and acting upon:

    1.   The election of one director of the Bank;

    2. The approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") providing for the establishment of Peoples Bancorp, Inc. (the "Stock Holding Company") as a stock holding company parent of the Bank which stock holding company will be majority owned by Peoples Bancorp, MHC (the "Mutual Holding Company"), the Bank's mutual holding company. Pursuant to the Plan of Reorganization: (i) the Bank will become a wholly owned subsidiary of the Stock Holding Company which will become a majority owned subsidiary of the Mutual Holding Company, and (ii) each outstanding share of common stock, par value $.10 per share, of the Bank will be converted into one share of common stock, par value $.10 per share, of the Stock Holding Company;

    3.   The ratification of the appointment of KPMG Peat
Marwick, LLP as auditors for the Bank for the fiscal year ending
December 31, 1997; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

    Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on February 28, 1997, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

    EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE BANK A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

                   By Order of the Board of Directors




                   Robert C. Hollenbeck
                   Corporate Secretary

Lawrenceville, New Jersey
March 14, 1997


                              INDEX
                                                             Page

REVOCATION OF PROXIES                                        1

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF              2

MARKET INFORMATION                                           2

DIVIDEND POLICY                                              3

PROPOSAL I ELECTION OF DIRECTORS                             4
  Board Meetings and Committees of the Board of Directors    6
  Compensation Committee Interlocks and Insider
   Participation                                             7
  Board Compensation Committee Report of Directors
   on Executive Compensation                                 7
  Performance Graph                                          8
  Directors Compensation                                     9
  Executive Compensation                                     10
  Indebtedness of Management                                 12

PROPOSAL II APPROVAL OF AN AGREEMENT AND PLAN OF
  REORGANIZATION                                             13
  Reasons for and Risks of the Reorganization                13
  Plan of Reorganization                                     15
  Effective Date                                             16
  Optional Exchange of Stock Certificates                    16
  Rights of Dissenting Stockholders                          17
  Tax Consequences                                           17
  Consequences Under Federal Securities Laws                 17
  Conditions to the Reorganization                           18
  Amendment, Termination or Waiver                           18
  Business of the Bank                                       18
  Business of the Stock Holding Company                      18
  Management of the Stock Holding Company                    19
  Comparison of Stockholder Rights and Certain Anti-Takeover
  Provisions                                                 20
  Regulation of the Stock Holding Company                    21
  Description of Capital Stock of the Stock Holding Company  22
  Holding Company Common Stock                               22
  Preferred Stock                                            23
  Accounting Treatment                                       23
  Vote Required                                              23
  Recommendation                                             23

PROPOSAL III RATIFICATION OF APPOINTMENT OF AUDITORS         23

STOCKHOLDER PROPOSALS                                        24

OTHER MATTERS                                                24

MISCELLANEOUS                                                24
   APPENDIX A - AGREEMENT AND PLAN OF REORGANIZATION


                   PROXY STATEMENT/PROSPECTUS


                      TRENTON SAVINGS BANK
                    134 Franklin Corner Road
              Lawrenceville, New Jersey  08648-0950
                         (609) 844-3100

                ANNUAL MEETING OF STOCKHOLDERS
                        April 25, 1997

    This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Trenton Savings Bank (the "Bank") to be used at the Annual Meeting of Stockholders of Trenton Savings Bank (the "Meeting"), which will be held at the Trenton Country Club, Sullivan Way, West Trenton, New Jersey, on April 25, 1997, at 10:00 a.m., local time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement/Prospectus are first being mailed to stockholders on or about March 28, 1997.

                      REVOCATION OF PROXIES

    Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Bank will be voted in accordance with the directions given thereon. Please sign and return your Proxy to the Bank in order for your vote to be counted. Proxies which are signed, but contain no instructions for voting, will be voted "FOR" the proposals set forth in this Proxy Statement/Prospectus for consideration at the Meeting.

    Proxies may be revoked by sending written notice of revocation to the Secretary of the Bank, Robert C. Hollenbeck, at the address of the Bank shown above, or by filing a duly executed proxy bearing a later date. The presence at the Meeting of any stockholder who has given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Bank prior to the voting of such proxy.

                                         (continued on next page)

                ---------------------------------

     THE SECURITIES ISSUED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE
CORPORATION OR ANY STATE SECURITIES AUTHORITY.  NOR HAS ANY SUCH
    COMMISSION, OFFICE OR AUTHORITY PASSED ON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS/INFORMATION STATEMENT.  ANY
      REPRESENTATION TO THE CONTRARY IS A FEDERAL OFFENSE.

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
 ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
      INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Holders of record of the Bank's common stock, par value $.10 per share ("Bank Common Stock") as of the close of business on February 28, 1997 (the "Record Date"), are entitled to one vote for each share then held. As of the Record Date, there were 9,037,160 shares of Bank Common Stock issued and outstanding, 5,796,000 of which were held by Peoples Bancorp, MHC (the "Mutual Holding Company"), and 3,241,160 of which were held by stockholders other than the Mutual Holding Company ("Minority Stockholders"). The presence in person or by proxy of a majority of the outstanding shares of Bank Common Stock entitled to vote
is necessary to constitute a quorum at the Meeting.   Directors
are elected by a plurality of votes cast. Approval of Proposal II requires the affirmative vote of a majority of the outstanding shares of Bank Common Stock, and, consequently, broker non-votes will have the same effect as a vote against Proposal II.
Approval of Proposal III requires the affirmative vote of holders of a majority of the total votes present at the Meeting in person or by proxy, and, consequently, broker non-votes will have no effect. The Bank believes that the Mutual Holding Company will vote in favor of the matters submitted for vote at the Meeting. Because the Mutual Holding Company owns more than a majority of the outstanding shares of Bank Common Stock, such affirmative vote will assure approval of all matters presented for vote at the Meeting. However, Minority Stockholder participation is encouraged by management.

    Persons and groups who beneficially own in excess of 5% of Bank Common Stock are required to file certain reports with the Office of Thrift Supervision (the "OTS") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of March 1, 1997, the shares of Bank Common Stock beneficially owned by executive officers and directors as a group and by each person who was the beneficial owner of more than 5% of the outstanding shares of Bank Common Stock on such date.


                           Amount of Shares
                            Owed and Nature     Percent of Shares
Name and Address of          of Beneficial       of Common Stock
Beneficial Owners              Ownership(1)        Outstanding
-----------------------------------------------------------------

Peoples Bancorp, MHC(2)        5,796,000            64.14%
134 Franklin Corner Road
Lawrenceville, NJ 08648-0950

All Directors and Executive      223,984             2.47%
 Officers as a Group
(14 persons)
-----------------------


(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Bank Common Stock if he has sole or shared voting or investment power with respect to such shares, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as shares owned by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.
(2) The Bank's directors are also directors of Peoples Bancorp, MHC.

                       MARKET INFORMATION

    The Bank Common Stock is listed on the Nasdaq National Market under the symbol "TSBS." As of the Record Date, there were approximately 19 market makers for Bank Common Stock, 1,245 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 9,037,160 shares outstanding, which includes shares held by the Mutual Holding Company. The following table sets forth market price and dividend information for the Bank Common Stock in each quarterly period subsequent to the Bank's minority stock offering in August 1995.


Quarter Ended      High      Low       Dividends
-------------       --------  -------   -------------
1995
----
September 30       14 1/8    11        .0575
December 31        13 3/4    12 7/8    .0875

1996
----
March 31           15        12 7/8    .0875
June 30            15        13 1/4    .0875
September 30       15 1/8    13 3/4    .0875
December 31        16 3/8    14        .0875
----------------------


    The last trade of the Bank Common Stock on August 16, 1996, the date immediately prior to the Bank's announcement of its intention to reorganize pursuant to the Agreement and Plan of Reorganization, was at a price of $13 1/2 per share.

                         DIVIDEND POLICY

    The Bank has paid quarterly cash dividends every quarter since the completion of its mutual holding company reorganization and minority stock offering in August 1995. It is the intention of Peoples Bancorp, Inc. (the "Stock Holding Company") to continue to pay cash dividends. Dividends paid by the Stock Holding Company will be determined by the Stock Holding Company's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory restrictions which affect the payment of dividends by the Bank to the Stock Holding Company, and other factors. There can be no assurance that dividends will be paid on the Common Sock or that, if paid, such dividends will not be reduced or eliminated in the future. See "Proposal II-Approval of the Plan of Reorganization-Comparison of Stockholder Rights and Certain Anti-Takeover Provisions-Payment of Dividends" for information regarding regulatory restrictions on the Bank's ability to pay dividends or make cash contributions to the Stock Holding Company.

    As of December 31, 1996, the Mutual Holding Company had waived the right to receive all dividends that had been paid by the Bank, although it determines whether to do so on a quarterly basis and may elect to accept dividends in the future. OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of the right to receive dividends. It is the OTS' recent practice to review dividend waiver notices on a case-by-case basis, and, in general, not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and
(v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

    As of December 31, 1996, the Mutual Holding Company had waived an aggregate of $2.4 million of dividends. It is the OTS' policy that in the event of a Conversion Transaction by a mutual holding company formed after February 1, 1995, such as the Mutual Holding Company, the aggregate amount of dividends waived by the Mutual Holding Company would be credited to the Mutual Holding Company and would adjust the percentage of the converted holding company's common stock issued to Minority Stockholders in exchange for Bank Common Stock. The percentage of the converted holding company's common stock that would be issued to Minority Stockholders would be determined by multiplying the percentage of Bank Common Stock held by Minority Stockholders by a fraction the numerator of which is equal to the Bank's stockholders' equity less the aggregate amount of dividends waived by the Mutual Holding Company, and the denominator of which is equal to the Bank's stockholders' equity. The two-tier reorganization is not expected to have an effect on the manner in which the Mutual Holding Company's dividend waiver affects a Conversion Transaction. See "Proposal II-Approval of the Agreement and Plan of Reorganization."

                PROPOSAL I-ELECTION OF DIRECTORS

    Directors of the Bank are generally elected to serve for a three-year period or until their respective successors shall have been elected and shall qualify. One director will be elected at the Meeting to serve for a three-year period and until his successor has been elected and qualified. The Nominating Committee, consisting of directors Pruitt, Reinhard and Trainer, has nominated John B. Sill, Jr. to serve as director. Mr. Sill is a current member of the Board of Directors.

    The table below sets forth certain information regarding the Bank's Directors as of March 1, 1997 who will continue in office after the Meeting, including the terms of office of Board members and executive officers of the Bank, and shares of Bank Common Stock beneficially owned by such persons as of March 1, 1997. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominee identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominee might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominee and any other person pursuant to which such nominee was selected.

                                                                                   Shares of
                                      Positions                                   Common Stock
                                     Held in the       Director   Current Term    Beneficially   Percent
Name                         Age        Bank           Since(1)     to Expire       Owned(2)     of Class
------------------------------------------------------------------------------------------------------------
                                              NOMINEE
John B. Sill, Jr.             75     Chairman          1977          1997           16,864          *

                                    DIRECTORS CONTINUING IN OFFICE
Wendell T. Breithaupt         63     Director,         1979          1998           47,093          *
                                     President and
                                     Chief Executive
                                     Office
Peter S. Longstreth           52     Director          1992          1998           30,257          *
George A. Pruitt              50     Director          1991          1999            7,747          *
George W. Reinhard            65     Director          1983          1999          116,124          1.3
Charles E. Stokes, III        67     Director          1978          1998           13,364          *
Raymond E. Trainer            49     Director          1986          1999           41,364          *
Miles W. Truesdell, Jr.       54     Director          1992          1998           27,257          *

                                          DIRECTORS EMERITUS
F. Glenn Breen                       Director Emeritus 1966          N/A               N/A           N/A
Edward L. Hoffman                    Director Emeritus 1976          N/A               N/A           N/A

                                EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Leo J. Bellarmino             48     Executive Vice     N/A          N/A               448           *
                                     President
Richard L. Gallaudet          53     Vice President     N/A          N/A            11,131           *
                                     and Senior
                                     Lending Officer
Dean H. Lippincott            44     Vice President     N/A          N/A            14,402           *
Robert Russo                  42     Vice President     N/A          N/A             6,760           *
                                     and Treasurer
Robert C. Hollenbeck          52     Vice President     N/A          N/A             8,503           *
                                     and Corporate
                                     Secretary

PAGE

*   Less than 1%.
(1) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.
(2) See definition of "beneficial ownership" in the table in "Voting Securities and Principal Holders Thereof." Does not include shares purchased during January and February 1997 by the Bank's 401(k) Plan.

    Currently, the Bank's Board of Directors consists of nine members. Harry W. Van Sciver, a current director, has announced his plans to retire from the Board in April.

    The principal occupation during the past five years of each director and executive officer of the Bank is set forth below.
All directors have held their present positions for five years unless otherwise stated.

    John B. Sill, Jr. is President of Ivins & Taylor, Inc., funeral directors located in Trenton, New Jersey.

    Wendell T. Breithaupt is President and Chief Executive Officer of the Bank and serves also as a Director. He has served as President since 1981 and as Chief Executive Officer since 1982. He has been a Director since 1979. He is a Director, member of the Executive Committee, and Vice President of the Mercer County Chamber of Commerce, and is on the Board of Trustees and a member of the Finance Committee of the Mercer Medical Center. He is a member of the Mercer County Economic Development Commission and serves as a trustee of the Drumthwacket Foundation, Inc. Mr. Breithaupt serves as a director of RSI Retirement Systems, a New York corporation.

    Peter S. Longstreth is Managing Partner of Aegis Property
Group, Ltd., a real estate development and project management company.

    George A. Pruitt is President of Thomas A. Edison State
College.

    George W. Reinhard is President of Lester Fellows Co., Inc., an interstate trucking firm.

    Charles E. Stokes, III is the retired President of The Home
Rubber Company, which manufactures mechanical rubber goods, hoses, etc.

    Raymond E. Trainer is Chairman of General Sullivan Group, which is an industrial distribution holding company. He also is a director and secretary of the TRAF Group which owns a medical collection agency.

    Miles W. Truesdell, Jr. is Co-President of The Truesdell
Company which operates as a specialty distributor that services the industrial market with process control instrumentation.

    Executive Officers Who Are Not Directors. Set forth below is a brief description of the background of each person who serves as an executive officer of the Bank and who is not a director of the Bank. Unless otherwise noted, all executive officers who are not directors have held their present position for five years.

    Leo J. Bellarmino is Executive Vice President, responsible for the Bank's Human Resources, Marketing, Branch Network, Project Planning, Information Services, Loan Operations, Staff Services and Corporate Finance. He joined the Bank in October of 1995. He was a former Senior Vice President with CoreStates New Jersey National Bank where he served in various management capacities, including division manager of their 140 New Jersey branch offices.

    Richard L. Gallaudet is Vice President and Senior Lending Officer, responsible for the direct management of all the Bank's lending activities. He joined the Bank in 1990, prior to which he held a number of management positions with other banks, including three years of service (1986-1989) as President and Chief Executive Officer of Cherry Hill National Bank and thirteen years of service (1973-1986) as a Senior Vice President with MidLantic National Bank/South (formerly Heritage Bank).

    Dean H. Lippincott has been Vice President in charge of the Bank's Mortgage Department since 1988 and has served the Bank in a number of other capacities since joining it in 1970. His responsibilities include home mortgage loan originations. He participates as a member of The West Ward Community Partnership Corp.

    Robert Russo is Vice President and Treasurer, responsible for all bank operations, financial reporting, and accounting systems. He joined the Bank in 1985 as an Assistant Vice President. He has held other positions in the thrift industry since 1978.

    Robert C. Hollenbeck is Vice President and Corporate Secretary responsible for investor relations, bank investments, budgeting and corporate regulatory matters. He joined the Bank in November 1994. He has 28 years of banking experience including 11 years as Executive Vice President and Director of New Brunswick Savings Bank and five years as Executive Vice President of Constellation Bank.

Board Meetings and Committees of the Board of Directors

    Regular meetings of the Board of Directors of the Bank are, and will be, held on at least a monthly basis and special meetings of the Board of Directors of the Bank are, and will be, held from time to time as needed. There were 15 meetings of the Board of Directors of the Bank held during the year ended on December 31, 1996. During the year ended December 31, 1996, no Director attended fewer than 85% of the total number of meetings of the Board of Directors of the Bank and the total number of meetings held by all committees of the Board of Directors on which he served.

    The Board of Directors of the Bank has established various committees, including the Executive, Examining (Audit), Compensation, Benefits, Loan, Emergency Operations, Merger and
Acquisition and Trust Committees.

    The Executive Committee generally has the power and authority to act on behalf of the Board of Directors on matters between scheduled meetings unless specific Board of Directors action is required or unless otherwise restricted by the Bank's charter or bylaws or its Board of Directors. The Executive Committee currently is chaired by Mr. Sill with Messrs. Breithaupt, Pruitt, Longstreth, Trainer and Truesdell as members. The Executive Committee met once during 1996.

    The Examining (Audit) Committee reviews (i) reports from the internal audit department, (ii) the independent auditors' reports and results of their examination, prior to review by and with the entire Board of Directors and (iii) the OTS and Federal Deposit Insurance Corporation (the "FDIC") and other regulatory reports, prior to review by and with the entire Board of Directors. Currently, Mr. Stokes serves as chairman of this Committee and Messrs. Trainer, Pruitt and Truesdell serve as members. The Examining (Audit) Committee met three times during 1996.

    The Compensation Committee is currently chaired by Mr. Sill, with Messrs. Longstreth, Pruitt and Trainer as members. Its members review and approve salaries, promotions and bonuses provided to the Bank's employees. The Compensation Committee met five times during 1996.

    The Merger and Acquisition Committee is responsible for developing and implementing a corporate acquisition strategy including recommendations for specific targets. Currently, Messrs. Breithaupt, Longstreth, Sill, Reinhard and Trainer serve as members of the committee. The Merger and Acquisition Committee met twice in 1996.

    The Benefits Committee reviews and approves the various benefit plans for Bank management and employees. Currently, Messrs. Breithaupt, Reinhard, Sill, Stokes and Truesdell serve as members. The Benefits Committee met once in 1996.

    The Loan Committee (i) reviews and approves the loan requests exceeding dollar limitations as defined in the Bank's lending policy and (ii) reviews a loan quality control and classification report on a monthly basis. Currently, Messrs. Breithaupt, Longstreth, Reinhard, Sill, Trainer and Truesdell serve as members of the Committee and Mr. Stokes serves as an alternate. The Loan Committee met 12 times during 1996.

    The Emergency Operations Committee reviews and approves plans to continue Bank functions during a national or local emergency. The Committee is currently chaired by Mr. Breithaupt, Messrs. Sill, Reinhard,

Gallaudet, Russo, Bellarmino and James W. Sorge, General Services
Manager, are members of the Committee.  The Emergency Operations
Committee did not meet during 1996.

    The Trust Committee reviews and approves all Trust
Department operations including all transactions, opening and closing of all accounts, audits, and regulatory exams. Messrs.
Breithaupt, Sill, Reinhard and Truesdell  serve as members.  The
Trust Committee met three times in 1996.

    Pursuant to the requirements of the Bank's bylaws, a Nominating Committe is appointed each year at least 30 days prior to the date of the Bank's annual meeting. For the 1996 Annual
Meeting, the Bank's Nominating Committee, comprising directors
Pruitt, Reinhard, and Trainer, met once.

Compensation Committee Interlocks and Insider Participation

    During 1996, the Bank's Compensation Committee was chaired by Mr. Sill, and Messrs. Longstreth, Pruitt and Trainer served as members. No such member has ever been an employee of the Bank or its subsidiaries, or has been involved in any transaction with the Bank required to be disclosed by Securities and Exchange Commission ("SEC") rules regarding transactions with an affiliate.

Board Compensation Committee Report on Executive Compensation

    The Compensation Committee annually reviews the performance of the Chief Executive Officer and other executive officers and recommends changes to base compensation as well as the level of bonus, if any, to be awarded. In determining whether the base salary of the Chief Executive Officer and other executive officers should be increased, the Bank's Board of Directors takes into account individual performance, performance of the Bank, the size of the Bank and the complexity of its operations, and information regarding compensation to executives performing similar duties for financial institutions in the Bank's market area.

    While the Compensation Committee does not use strict numerical formulas to determine changes in compensation for the Chief Executive Officer and while it weighs a variety of different factors in its deliberations, it has emphasized and will continue to emphasize earnings, profitability, capital position and income level, and return on average assets as factors in setting the compensation of the Chief Executive Officer. Other non-quantitative factors considered by the Bank's Compensation Committee in fiscal 1996 included general management oversight of the Bank, the quality of communication with the Board of Directors, and the productivity of employees. Finally, the Compensation Committee considered the standing of the Bank with customers and the community, as evidenced by the level of customer/community complaints and compliments. While each of the quantitative and non-quantitative factors described above was considered by the Compensation Committee, such factors were not assigned a specific weight in evaluating the performance of the Chief Executive Officer. Rather, all factors were considered, and based upon the effectiveness of such officers in addressing each of the factors, and the range of compensation paid to officers of peer institutions, the Board of Directors approved a recommendation of the Compensation Committee for an increase in the base salary of the Chief Executive Officer, such that the salary for the year ended December 31, 1996 is as set forth in "- Cash Compensation." In addition, the Board of Directors approved increases in the aggregate salary paid to the Bank's executive officers.

Performance Graph

    The following graph compares the cumulative total return including dividends on (a) the Bank Common Stock for the period beginning with the sale of the Bank Common Stock for $10.00 per share in the Bank's minority stock offering on August 3, 1995, through December 31, 1996, (b) stocks including in the Nasdaq Bank Index for the period beginning with the close of trading on August 3, 1995, through December 31, 1996, and (c) stocks included in the Nasdaq Stock Market U.S. Index over the period beginning with the close of trading on August 31, 1995, through December 31, 1996.


                              8/3/95     12/95     12/96

Trenton Savings Bank          100        131       165
Nasdaq Bank                   100        118       156
Nasdaq Stock Market-US        100        108       133

Directors Compensation

     Fees. Each member of the Board of Directors of the Bank, except Mr. Breithaupt, is paid a fee of $650 per Board meeting attended and $500 for attending meetings of the Executive, Examining (Audit) and Emergency Operations Committees. Directors attending Loan Committee meetings receive $300 per meeting, directors attending Benefits and Compensation Committee meetings receive $250 per meeting. The Chairman of the Board receives $900 per meeting of the Board of Directors and Executive Committee, and the Chairman of the Examining (Audit) Committee receives $700 per meeting of the Examining (Audit) Committee. In addition, non-officer directors other than the Chairman are paid an annual retainer of $5,000, and the Chairman is paid an annual retainer of $12,000.

     1996 Option Plan. During 1996 the Bank and the Mutual Holding Company adopted the Trenton Savings Bank and Peoples Bancorp, MHC 1996 Stock Option Plan (the "1994 Option Plan"), which was approved by the Bank's stockholders. Under the 1996 Option Plan, Directors Sill, Stokes, Reinhard, Trainer, Pruitt, Longstreth and Truesdell each received options to purchase 12,000 shares of Bank Common Stock. The options vest in five equal annual installments commencing in August 1997, and the exercise price per share for each option awarded during 1996 is equal to the fair market value of the Bank Common Stock on the date the option was granted, or $13.50 per share. Awards become fully vested upon a director's disability, death, retirement or following termination of service in connection with a change in control of the Bank or the Mutual Holding Company. All options granted under the 1996 Option Plan expire upon the earlier of ten years following the date of grant or, generally, nine years following the date the optionee ceases to be a director.

     1996 Recognition Plan. During 1996 the Bank adopted the Trenton Savings Bank and Peoples Bancorp, MHC 1996 Recognition and Retention Plan (the "1996 Recognition Plan"), which was approved by the Bank's stockholders. During 1996, 9,364 shares of Bank Common Stock were awarded under the plan to Directors Sill, Stokes, Reinhard and Trainer, 7,491 shares were awarded to Director Pruitt, and 7,257 shares were awarded to Directors Longstreth and Truesdell. Such awards of Bank Common Stock ("Restricted Stock") are restricted by the terms of the 1996 Recognition Plan. Participants earn (become vested in) shares of Restricted Stock covered by an award and all restrictions lapse in five equal annual installments commencing in August 1997. Awards become fully vested upon a director's disability, death, retirement or following termination of service in connection with a change in control of the Bank or the Mutual Holding Company. Unvested shares of Restricted Stock are forfeited by a director who is not an employee upon failure to seek reelection, failure to be reelected, or resignation from the Board. Prior to vesting, recipients of awards under the 1996 Recognition Plan receive dividends and may vote the shares of Restricted Stock allocated to them.

Executive Compensation

     Summary Compensation Table. The following table sets forth for the years ended December 31, 1996, 1995, and 1994, certain information as to the total remuneration paid by the Bank to the Chief Executive Officer and executive officers whose salary and bonuses exceeded $100,000 in 1996 ("Named Executive Officers").

                                                                                     Long-Term
                                               Annual Compensation              Compensation Awards
                                     ---------------------------------------  ------------------------
                          Year                                    Other       Restricted     Shares
Name and                  Ended                                  Annual         Stock      Underlying     LTIP        All Other
Principal Position(1)     Dec. 31    Salary(2)    Bonus(3)    Compensation(4)   Awards(5)   Options(6)   Payouts    Compensation(7)
-----------------------------------------------------------------------------------------------------------------------------------

Wendell T. Breithaupt     1996       $187,425     $50,000         --          $560,426    78,000          --       $80,712
 President and Chief      1995        178,500      50,000         --                --        --          --        80,231
 Executive Officer        1994        170,000      45,000         --                --        --          --        78,238

Leo J. Bellarmino         1996       $140,000     $10,000         --                --    34,000          --       $ 1,713
                          1995         25,846          --         --                --        --          --             --

Richard L. Gallaudet      1996       $ 94,500     $    --         --          $ 65,948    10,000          --       $  5,694
 Vice President           1995         91,500      10,660         --                --        --          --          5,533
                          1994         87,000       7,395         --                --        --          --          5,467

---------------------------

(1)  No other executive officer received salary and bonuses that in the aggregate exceeded
     $100,000.
(2)  Includes amounts deferred at the election of the named executive officer pursuant to the Bank's 401(k) Plan.
(3)  Includes amounts earned during the year and awarded pursuant to the Bank's Profit
     Sharing Plan.  Payments pursuant to the Profit Sharing Plan are reflected in the year earned, rather than the year in which the payment is received.
(4)  The Bank provides certain members of senior management with the use of an automobile and other personal benefits which have not been included in the table.  The aggregate amount of such other benefits did not exceed the lesser of $50,000 or 10% of each
     Named Executive Officer's cash compensation.
(5)  Includes awards of 41,513 and 4,885 shares of restricted stock to Messrs. Breithaupt and Gallaudet, respectively, that vest in five equal annual installments commencing in August 1997.  The value of the awards is based on the last sale price of the Bank
     Common Stock on the date of the award.  Dividends are paid to the holder of the restricted stock.  As of December 31, 1996, the fair market value of the shares of restricted stock held by Messrs. Breithaupt and Gallaudet was $664,208 and $78,160,
     respectively.
(6)  Options vest in five equal annual installments commencing on August 1997.
(7)  Includes the Bank's contribution to the 401(k) Plan and the Bank's Supplemental
     Executive Retirement Plan, and insurance premiums paid by the Bank on behalf of Named
     Executive Officers.

/TABLE

     1996 Stock Option Plan. The Bank's 1996 Option Plan is available to directors and officers and other employees of the Bank and its affiliates. The plan is administered by a committee of outside directors. The plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), "non-statutory options," which do not qualify as incentive stock options, and certain "Limited Rights," exercisable only upon a change in control of the Bank or the Mutual Holding Company. The following tables set forth certain information regarding awards under the 1996 Option Plan and information regarding the shares acquired and the value realized during 1996 by Named Executive Officers upon exercise of options and the number of shares of Bank Common Stock underlying options and the value of options held by Named Executive Officers at December 31, 1996.

PAGE

                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 Potential
                                                                              Realizable Value
                                                                             at Assumed Annual
                                                                            Rates of Stock Price
                           Individual Grants                              Appreciation for Option
                       --------------------------                                  Term
                                      Percent of                          -----------------------
                                    Total Options
                        Number of     Granted to
                       Securities     Employees
                       Underlying       in FY     Exercise of    Expiration
Name                     Options         1996      Base Price       Date        5%          10%
-------------------------------------------------------------------------------------------------
Wendell T. Breithaupt    78,000      52.0%         $13.50       August 2006   $979,680   $2,183,990
Leo J. Bellarmino        34,000      22.7%         $13.50       August 2006   $427,040   $  952,000
Richard L. Gallaudet     10,000       6.7%         $13.50       August 2006   $125,600   $  280,000

                                                           Number of                    Value of
                                                     Securities Underlying          Unexercised In-
                                                     Unexercised Options at      The-Money Options at
                                                        Fiscal Year-End            Fiscal Year-End(1)
                                                    -------------------------   -------------------------
                      Shares Acquired     Value
Name                   Upon Exercise     Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------
Wendell T. Breithaupt       --             --               0/78,000                 $   0/195,000
Leo J. Bellarmino           --             --               0/34,000                 $   0/ 85,000
Richard L. Gallaudet        --             --               0/10,000                 $   0/ 25,000

PAGE

(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Bank Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 1996, on which date the last sale of the Bank Common Stock was at a price of $16.00.

     Employment Memoranda.   Mr. Breithaupt is a party to a
memorandum relating to compensation authorized by the Board of Directors and executed by the then members of the Compensation Committee and Mr. Breithaupt dated August 27, 1994. The memorandum provides for employment by Mr. Breithaupt at the Bank through December 31, 1999, with compensation continued through date. Pursuant to that memorandum, provided performance is satisfactory, Mr. Breithaupt is guaranteed a base salary of at least $170,000 per annum during this period plus an annual payment, intended to be invested by him to supplement his retirement income, of $70,000 per annum payable prior to each January 30 following the completion of each year of service or, at his option, in monthly installments. In addition, the memorandum also contemplates eligibility for an annual bonus of up to $50,000 depending on obtaining strategic and operational goals. Bonuses, if earned and awarded, are to be paid no later than ninety days following conclusion of each fiscal year during this period.

     Retirement Plan.   The Bank maintains a defined benefit
pension plan ("Retirement Plan") for all employees who have attained the age of 21 and have completed one year of service with the Bank. In general, the Retirement Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to 1.65% of the "Average Compensation" of the employee (which is equal to the average of the total compensation paid to him or her during the 60 consecutive calendar months within the final 120 consecutive calendar months of service affording the highest average), for each year of service, plus, if applicable, 0.65% of Average Compensation in excess of an employee's average social security taxable wage base for each year of the 35 year period ending with the employee's social security retirement age, multiplied by his or her years of service, not in excess of 25 years.

     Under the Retirement Plan, an employee's benefits are unvested prior to the completion of five years of service and are fully vested after five years of service. A year of service is any year in which an employee works a minimum of 1,000 hours.
The Retirement Plan provides for an early retirement option with reduced benefits for participants who are age 55 and who have 15 years of service. The Bank's contribution for the Retirement Plan for 1996 was $188,285, 1995 was $168,308, and for 1994 was
$148,233.

     The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Retirement Plan continues in its present form, that the participants retire at age 65 and that the participants elect a straight life annuity form of benefit.


 Five Year
  Average     10 Years of  15 Years of  20 Years of  25 Years of
Compensation    Service      Service      Service      Service
----------------------------------------------------------------

  $40,000       $ 7,295       $10,942      $14,590      $18,238
   50,000         9,595        14,392       19,190       23,988
   60,000        11,895        17,842       23,790       29,738
   70,000        14,195        21,292       28,390       35,488
   80,000        16,495        24,742       32,990       41,238
   90,000        18,795        28,192       37,590       46,988
  100,000        21,095        31,642       42,190       52,738
  110,000        23,395        35,092       46,790       58,488
  120,000        25,695        38,542       51,390       64,238
  130,000        27,995        41,992       55,990       69,988
  140,000        30,295        45,442       60,590       75,738
  150,000        32,595        48,892       65,190       81,488


     The maximum annual compensation which may be taken into account under the Code (as adjusted from time to time by the IRS) for calculating contributions under qualified defined benefit plans is currently $150,000, and the maximum annual benefit permitted under such plan is currently $120,000.

     At December 31, 1996, Mr. Breithaupt had 17 and Mr.
Gallaudet had six years of service, respectively, under the Retirement Plan, and the five-year average compensation for Mr.
Breithaupt was $150,000 and for Mr. Gallaudet it was $94,725.

Indebtedness of Management

     All loans made by the Bank to the Bank's directors, executive officers, and members of such persons' families were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable factors. All such loans comply with federal regulations relating to loans to such persons.

PROPOSAL II-APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION

     The reorganization into the two-tier mutual holding company structure (the "Reorganization") will be accomplished under the Agreement and Plan of Reorganization (the "Plan of Reorganization"), which was unanimously adopted by the Board of Directors on October 9, 1996. Pursuant to the Plan of Reorganization, the Bank will become a wholly owned subsidiary of Peoples Bancorp, Inc. (the "Stock Holding Company"), a newly formed stock corporation which will be majority owned by the Mutual Holding Company. In the Reorganization, each outstanding share of Bank Common Stock will be converted into one share of common stock of the Stock Holding Company, par value $.10 per share ("Holding Company Common Stock"), and the holders of Bank Common Stock will become the holders of all of the outstanding shares of Holding Company Common Stock. Accordingly, as a result of the Reorganization, the Bank's Minority Stockholders, will become minority stockholders of the Stock Holding Company. The Stock Holding Company was incorporated solely for the purpose of becoming a savings and loan holding company and has no prior operating history. The Reorganization will have no impact on the operations of the Bank and the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

Reasons for and Risks of the Reorganization

     Reasons for the Reorganization. The Board of Directors of the Bank believes that the formation of the Stock Holding Company as a subsidiary of the Mutual Holding Company will be in the best interests of stockholders and will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure, although the final OTS rules regarding stock holding company subsidiaries of mutual holding companies ("mid-tier stock holding companies") may limit the degree to which the operating flexibility is increased. See "Risks of the Reorganization." The Mutual Holding Company does not operate as a traditional holding company at the present time because it is a mutual organization and represents only the mutual ownership interest in the Bank. Establishing the Stock Holding Company as a subsidiary of the Mutual Holding Company will permit the Stock Holding Company to conduct activities and make investments for the benefit of all stockholders. Management believes that it will also provide enhanced ability to invest through the Stock Holding Company, facilitate mergers and acquisitions, and facilitate stock repurchases, all as described below.

     Enhanced Ability to Invest Through the Stock Holding Company. Under the existing mutual holding company structure the Mutual Holding Company cannot make investments in other financial institutions or business enterprises for the benefit of all stockholders of the Bank, and the Bank itself is limited by law or regulation in its permissible investment activities. For example, if the Mutual Holding Company invests in 5% of the common stock of another bank or thrift holding company, any gain on such investment would accrue only to the Mutual Holding Company. The Reorganization will permit the entity that issues stock (i.e., the Stock Holding Company) to make investments, diversify business activities, or acquire other financial institutions, for the benefit of all stockholders. No specific investments, new business activities or acquisitions by the Stock Holding Company that would be facilitated by the Reorganization are planned at the present time.

     Facilitate Mergers and Acquisitions. The Reorganization will also facilitate the approval and completion of mergers and acquisitions since the Stock Holding Company, acting as the sole stockholder of the Bank, will be able to approve mergers and acquisitions involving the Bank. This is consistent with the manner in which other stock holding companies are able to approve mergers of their bank or savings institution subsidiaries. Moreover, the Reorganization will enable the Stock Holding Company to acquire other financial institutions and to operate them as separate subsidiaries for the benefit of all stockholders of the Stock Holding Company.

     Stock Repurchases. The Reorganization will enable the Stock Holding Company to repurchase Holding Company Common Stock which, particularly in recent years, has been an important, if not essential, means for banks and savings institutions to enhance stockholder value and invest capital resources. Historically, the Bank has used the percentage of taxable income method for establishing its bad debt reserves for tax purposes. Federal tax laws generally require that thrift institutions recapture into income and pay the tax on their excess bad debt reserves in the event of certain distributions and redemptions, such as stock repurchases. Accordingly, if the Bank were to repurchase any of its outstanding shares of common stock, it would cause recapture of all or part of its pre-1988 excess tax bad debt reserves.
Because distributions or redemptions by entities, such as the Stock Holding Company, that have not used the percentage of taxable income method for computing bad debt reserves are not subject to recapture, the Stock Holding Company will be permitted to repurchase Holding Company Common Stock without causing any recapture of the Bank's tax bad debt reserves.

     Stock Holding Company Powers. The Bank may engage only in those activities that are permissible for federal savings associations under the Home Owners' Loan Act ("HOLA") and applicable regulations thereunder. The Stock Holding Company will be subject to the same restrictions, including but not limited to activity limitations applicable to the Mutual Holding Company under Section 10(o)5 of the HOLA and the regulations promulgated thereunder. The Stock Holding Company will be permitted to engage in activities that are not permissible for the Bank, such as making investments in up to 5% of the common stock of another financial institution. The Stock Holding Company generally would be permitted to engage in the activities that are permissible for bank holding companies under the Bank Holding Company Act (i.e., activities that are closely related to banking). See "Risks of the Reorganization," and "Stock Holding Company Regulation."

     Risks of the Reorganization. Management believes that there are substantial benefits that will be achieved through the Reorganization, as discussed above. However, stockholders should note that on November 13, 1996, the OTS issued an advance notice of proposed rulemaking (the "Notice") in which it requested comment concerning certain questions relating to the two-tier structure and the outcome of such rule-making and the ultimate OTS policy regarding two-tier mutual holding companies is uncertain. The questions raised by the OTS in the Notice include, among others, the following: whether the stock holding company should be regulated as a multiple or unitary savings and loan holding company; whether the restrictions imposed by OTS regulations on mutual holding companies (e.g., restrictions on pledges of subsidiary savings association stock, waivers of dividends, and limitations on indemnification and employment contracts) should also be imposed on mid-tier stock holding companies; whether the mid-tier stock holding company should be required to obtain the approval of the OTS prior to issuing securities to persons other than the mutual holding company, whether and under what conditions the subsidiary savings association may issue minority voting stock or other classes of securities and how such stock would be treated in any mutual-to-stock conversion of the mutual holding company; whether and to what extent the charter and bylaws (and amendments thereto) of the mid-tier stock holding company should be regulated by the OTS and whether the OTS should require that the mid-tier stock holding company's charter be consistent with the federal mutual holding company charter; and whether the OTS regulations regarding stock issuances of savings association subsidiaries of mutual holding companies should apply to mid-tier stock holding companies.

     On March 21, 1997, the OTS approved the Reorganization, subject to the following conditions: prior to consummation of the Reorganization, the Stock Holding Company must obtain a federal charter from the OTS and submit bylaws acceptable to the OTS; the Stock Holding Company is subject to the provisions of OTS regulations pertaining to minority stock issuances as if it were a former mutual savings association that reorganized into a mutual holding company structure; the Stock Holding Company is subject to the same restrictions (including, but not limited to, the activities limitations) to which the Mutual Holding Company is subject under federal law and OTS regulations; the Stock Holding Company must hold all of the issued and outstanding common stock of the Bank, and the Bank may not issue any other class of equity security; the Stock Holding Company and the Bank must obtain approval from the OTS prior to issuing any securities; the Stock Holding Company must comply with OTS procedures applicable to federal stock associations regarding any proposed amendments to its charter and bylaws; the Stock Holding Company shall cease any activity, reverse any action, or amend any provision of its charter or bylaws, to which the OTS objects as being contrary to the OTS regulations in effect at the time of OTS approval of the Reorganization, or as subsequently amended; and if the Mutual Holding Company undertakes a mutual-to-stock conversion, OTS policies regarding purchases of stock in the conversion will apply to shareholders of the Stock Holding Company.

Plan of Reorganization

     The Reorganization will be accomplished under the Plan of Reorganization, which is attached as an Exhibit hereto. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on October 9, 1996.

     The Stock Holding Company is a newly organized corporation formed by the Bank solely for the purpose of effecting the Reorganization. Therefore, the Stock Holding Company has no prior operating history. The Plan of Reorganization is by and among the Stock Holding Company, the Bank, and Interim, a to-be-formed interim federal stock savings bank.

     The Reorganization and the establishment of the Stock Holding Company will be accomplished as follows: (i) the Bank will organize the Stock Holding Company as a wholly owned subsidiary; (ii) the Stock Holding Company will organize an interim federal stock savings bank ("Interim") as a wholly owned subsidiary; (iii) Interim will merge into the Bank, with the Bank as the surviving corporation; (iv) in connection with the merger in step (iii) above, all of the issued and outstanding shares of Holding Company Common Stock held by the Bank will be canceled, all of the issued and outstanding shares of Bank Common Stock will be converted by operation of law into an equal number of shares of Holding Company Common Stock, and the issued and outstanding shares of Interim, all of which are held by the Stock Holding Company, will automatically be converted by operation of law into common stock of the Bank. As a result of steps (i) through (iii) above, the Bank will become the wholly owned subsidiary of the Stock Holding Company, the Stock Holding Company will become the majority owned subsidiary of the Mutual Holding Company, and Minority Stockholders will become minority
stockholders of the Stock Holding Company.   The Bank is entitled
to revise the manner of effecting the Reorganization, provided that such revision shall not subject any of the Bank's stockholders to adverse tax consequences.

     The following diagram sets forth the Bank's current mutual holding company structure:

-------------------------
| Peoples Bancorp, MHC   |
|                        |
-------------------------|
            |
            |65% of Bank
            |Common Stock
            |
-------------------------                -------------------
| Trenton Savings Bank   |35% of Bank    |     Minority     |
|         FSB            |Common Stock   |   Shareholders   |
|                        |-------------- |                  |
-------------------------|               -------------------|

     The following diagram sets forth the Bank's proposed two-tier mutual holding company structure following completion of the
Reorganization:


-------------------------
| Peoples Bancorp, MHC   |
|                        |
-------------------------|
            |
            |  65% of
            |Common Stock
            |
-------------------------                -------------------
| Peoples Bancorp, Inc.  |35% of         |                  |
|                        |Common         |     Minority     |
|                        |Stock          |   Shareholders   |
|                        |-------------- |                  |
-------------------------|               -------------------|
            |
            |100% of Bank Common Stock
            |
-------------------------
| Trenton Savings Bank   |
|          FSB           |
-------------------------|


     The Board of Directors of the Bank presently intends to capitalize the Stock Holding Company with up to $100,000, subject to the approval of the OTS. Future capitalization of the Stock Holding Company will depend upon dividends declared by the Bank based on future earnings, or the raising of additional capital by the Stock Holding Company through a future issuance of securities, debt or by other means. The Board of Directors of the Stock Holding Company has no present plans or intentions with respect to any future issuance of securities or debt at this time. Furthermore, as long as it is in existence, the Mutual Holding Company must own at least a majority of the Stock Holding Company's outstanding voting stock.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly owned subsidiary of the Stock Holding Company and the consolidated capitalization, assets, liabilities, and form of financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The Charter and Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The name "Trenton Savings Bank" will continue to be utilized. The corporate existence of the Bank will continue unaffected and unimpaired by the Reorganization.

Effective Date

     The "Effective Date" of the Reorganization will be the date upon which the Articles of Combination are filed with the OTS. Although management of the Bank does not anticipate any significant delays in obtaining the OTS' endorsement of the Articles, the effects of any such delays on holders of the Bank Common Stock cannot be determined at this time.

Optional Exchange of Stock Certificates

     After the Effective Date stock certificates evidencing shares of Bank Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock.
Former holders of Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. DO NOT SEND YOUR STOCK CERTIFICATES TO THE BANK

AT THIS TIME. Any stockholder desiring more information about such exchange may request additional information from the Bank by writing the Secretary of the Bank at the address given above.

Rights of Dissenting Stockholders

     Federal regulations applicable to the Bank generally provide that a stockholder of a federally chartered savings association that engages in a merger transaction shall have the right to demand from the savings association the payment of the fair or appraised value of his or her stock in the savings association, subject to the satisfaction of specified procedural requirements. These regulations also provide that stockholders of a federally chartered savings association with stock that is quoted on the Nasdaq Stock Market are not entitled to exercise dissenters' rights of appraisal if the stockholder is required to accept cash, shares of stock of any association or corporation which at the effective date of the merger will be quoted on the Nasdaq Stock Market, or any combination of such shares of stock and cash. Since the Holding Company Common Stock will be quoted on the Nasdaq Stock Market at the effective date of the Reorganization, the Bank's stockholders will not have dissenters' rights of appraisal in connection with the Reorganization.

Tax Consequences

     The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., as to certain federal income tax consequences of the Reorganization. This opinion of counsel, which is not binding upon the Internal Revenue Service, provides substantially as follows: (i) the Reorganization will constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended ("Code"); (ii) no gain or loss will be recognized by Bank stockholders on the exchange of Bank Common Stock for the Holding Company Common Stock; (iii) no gain or loss will be recognized by the Stock Holding Company on the receipt by it of Bank Common Stock solely in exchange for Holding Company Common Stock; (iv) the basis of the Holding Company Common Stock received by the Bank's stockholders will be the same as the basis of the Bank Common Stock surrendered in exchange therefor; (v) the holding period of the Holding Company Common Stock to be received by Bank stockholders will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided the Bank Common Stock was held as a capital asset on the date of the exchange; and (vi) no gain or loss will be recognized by Bank stockholders as a result of conversion of their option to purchase Bank Common Stock into options to purchase Holding Company Common Stock.

     Each Bank stockholder should consult his own tax counsel as to specific federal, state and local tax consequences of the Reorganization, if any, to such stockholder.

Consequences Under Federal Securities Laws

     The Bank Common Stock is registered under Section 12 of the Exchange Act, as administered by the OTS. Upon consummation of the Reorganization, the Stock Holding Company will register the Holding Company Common Stock under the Section 12 of the Exchange Act as administered by the SEC. The Exchange Act will apply to the Stock Holding Company to the same degree that it currently applies to the Bank, except that the powers, functions and duties to administer and enforce the Exchange Act requirements regarding periodic and other reports, proxies, tender offers, and short swing profits, and certain other requirements of the Exchange Act that are vested in the OTS as regards securities of insured savings associations such as the Bank, are vested in the SEC as regards securities of corporations such as the Stock Holding Company.

     The issuance of the Holding Company Common Stock in connection with the Reorganization will be registered under the Securities Act.

Conditions to the Reorganization

     The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of a majority of the outstanding shares of Bank Common Stock; (ii) receipt of all required regulatory approvals, and (iii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes.

     The Mutual Holding Company, which owns a majority of the outstanding shares of Bank Common Stock, intends to vote its shares in favor of the Plan of Reorganization. Furthermore, the Bank has received an opinion of special counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes.

Amendment, Termination or Waiver

     The Board of Directors of the Bank may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Combination with the OTS, provided that no such amendment may be made to the Plan of Reorganization after stockholder approval if such amendment is deemed to be materially adverse to the stockholders of the Bank. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof.

Business of the Bank

     The Bank is a federally chartered savings bank headquartered in Lawrenceville, New Jersey. The Bank's deposits are insured by the FDIC. The Bank is a member of the Federal Home Loan Bank System. At December 31, 1996, the Bank had total assets of $601.0 million, total deposits of $491.2 million, and stockholders' equity of $103.4 million.

     The Bank is primarily engaged in the business of attracting deposits from the general public in the Bank's market area, and investing such deposits, together with other sources of funds, in loans secured by one- to four-family residential real estate, and, to a lesser extent, multi-family and commercial mortgage loans, commercial mortgage loans, home equity and property improvement loans, commercial business loans, and consumer loans. The Bank does not engage in securities trading and limits its investments to U.S. Treasury and federal government agency obligations, mortgage-backed securities that are issued by federal government agencies or sponsored corporations, and corporate obligations which are rated A or higher by a national rating agency. The Bank's principal sources of funds are deposits and principal and interest payments on loans. Primary sources of income are interest received from loans and investment securities. The Bank's primary expense is interest paid on deposits and employee compensation and benefits.

     The Bank's principal executive office is located at 134
Franklin Corner Road, Lawrenceville, New Jersey, and its telephone number at that address is (609) 844-3100.

Business of the Stock Holding Company

     General. The Stock Holding Company was formed only recently and currently has no business activities. Upon the completion of the Reorganization, the Bank will become a wholly-owned subsidiary of the Stock Holding Company and each stockholder of the Bank will become a stockholder of the Stock Holding Company with the same ownership interest therein as such stockholder's ownership interest in the Bank immediately prior to the Reorganization.

     Immediately upon consummation of the Reorganization, it is expected that the Stock Holding Company will not engage in any business activity other than to hold all of the voting stock of the Bank. The Stock Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, that in the future that the Stock Holding Company may pursue other investment opportunities, including possible diversification through acquisitions and mergers.

     Property. The Stock Holding Company is not expected initially to own or lease real or personal property. Instead, it intends to utilize the premises, equipment and furniture of the Bank without the direct payment of any rental fees to the Bank.

     Legal Proceedings.   Since its organization, the Stock
Holding Company has not been a party to any legal proceedings.

     Employees. At the present time, the Stock Holding Company does not intend to employ any persons other than its management. It will utilize the support staff of the Bank from time to time. If the Stock Holding Company acquires other savings institutions or pursues other lines of business, it may hire additional employees at such time.

     Competition. It is expected that immediately following the Reorganization, the primary business of the Stock Holding Company will be the ownership of the Bank Common Stock. Therefore, until such time as the Stock Holding Company pursues other investment opportunities, the competitive conditions to be faced by the Stock Holding Company will be the same as those faced by the Bank.

Management of the Stock Holding Company

     Directors. The directors of the Stock Holding Company are, and upon completion of the Reorganization will continue to be, the same persons who are at present the directors of the Bank.
The Stock Holding Company will have a classified board of directors.

     Executive Officers.  The executive officers of the Stock
Holding Company are, and upon completion of the Reorganization will be the same persons who are at present the executive officers of the Bank.

     Remuneration. Since the formation of the Stock Holding Company, none of its executive officers or directors has received any remuneration from the Stock Holding Company. It is expected that unless and until the Stock Holding Company becomes actively involved in additional businesses, no compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. However, the Stock Holding Company may determine that separate and additional compensation is appropriate in the future.

     Indemnification of Officers and Directors and Limitation of Liability. OTS regulations require the Bank to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought or threatened against them by reason of the performance as a director, officer, or employee. Indemnification may be made to such person only if final judgment on the merits is in his favor or in case of (i) settlement, (ii) final judgment against him, or (iii) final judgment in his favor, other than on the merits, if a majority of the disinterested directors of the Bank determine that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interests of the Bank or its stockholders. If a majority of the disinterested directors of the Bank concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action. The Bank is required to give the OTS at least 60 days notice of its intention to make indemnification and no indemnification shall be made if the OTS objects to the Bank in writing. The OTS has indicated that as a matter of policy the Stock Holding Company will be subject to the same regulations described above, to which the Bank is subject. The Bank currently has insurance coverage for its directors and officers, and the Bank's management anticipates that the Stock Holding Company will be able to obtain such coverage for its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Stock Holding Company pursuant to the following provisions, the Stock Holding Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, federal banking regulations restrict the Bank or the Stock Holding Company from indemnifying officers and directors for civil monetary penalties or judgments resulting from administrative or civil actions instituted by any federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any federal banking agency, which results in a final order or settlement pursuant to which such person is assessed a civil monetary penalty, removed from office or prohibited from participating in the conduct of the affairs of an insured depository institution, or required to cease and desist from or take certain actions.

Comparison of Stockholder Rights and Certain Anti-Takeover
Provisions

     Introduction. As a result of the Reorganization, holders of Bank Common Stock, whose rights are presently governed by the Charter and Bylaws of the Bank, will become stockholders of the Stock Holding Company, whose rights will be governed by the Charter and Bylaws of the Stock Holding Company. Management believes that the Stock Holding Company will generally be subject to the same corporate governance regulations as those to which the Bank is subject.

     A number of provisions of the Charter and Bylaws of the Bank and the Stock Holding Company deal with matters of corporate governance and certain rights of stockholders. Provisions relating to the calling of a special meeting of stockholders, nomination of directors and new business provisions, removal of directors, cumulative voting for the election of directors, staggered directors' terms and amendments to the organizational documents of the Stock Holding Company and the Bank, and certain statutory provisions relating to stock ownership and transfer may make it difficult for stockholders to influence the Stock Holding Company or the Bank or replace all of incumbent management. The following discussion is a general summary and comparison of certain provisions of the Charter and Bylaws of the Bank and the Stock Holding Company that are not identical, and certain other statutory and regulatory provisions some of which might be deemed to have potential anti-takeover effects.

     Payment of Dividends. An OTS regulation governs capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

     Generally, a savings institution that before and after the proposed distribution meets or exceeds its regulatory capital requirements (a "Tier 1 institution") may make capital distributions during any calendar year up to the higher of (a) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or
(b) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the institution's ratio of total capital to assets exceeds the ratio of its capital requirements to assets. An institution satisfies its regulatory capital requirements if it maintains tangible capital of not less than 1.5%, core capital of not less than 3.0% of total adjusted assets and risk-based capital no less than 8.0%. Failure to meet regulatory capital requirements will result in further restrictions on capital distributions, including possible prohibition of capital distributions without specific OTS approval. The Bank is a Tier 1 institution under the OTS capital distribution regulation.

     In order to make distributions under these safe harbors, a Tier 1 institution must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 institution deemed to be in need of more than normal supervision by the OTS may have additional limitations imposed by the OTS on its ability to make a capital distribution.

     The ability of the Bank to pay dividends on Bank Common Stock is restricted by tax considerations related to thrift institutions and by federal regulations applicable to savings associations. Income appropriated to bad debt reserves and deducted for federal income tax purposes may not be used to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such income removed from reserves for such purpose at the then current income tax rate. Additionally, the Bank is precluded from paying dividends on its Bank Common Stock if its regulatory capital would thereby be reduced below the regulatory capital requirements prescribed for savings associations. The Bank currently satisfies its applicable regulatory capital requirements.

     After the Reorganization, the Stock Holding Company's principal source of income will initially consist of its equity in the earnings, if any, of the Bank. Although the Stock Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its stockholders, the restrictions on the Bank's ability to pay dividends to the Stock Holding Company will continue in effect.

     The payment of future cash dividends by the Bank, and thus by the Stock Holding Company, will continue to depend upon the Bank's earnings, financial condition and capital requirements, as well as the tax and regulatory considerations discussed herein. The Bank's Board of Directors considers many factors including the Bank's profitability, maintenance of adequate capital, the Bank's current and anticipated future income, outstanding loan commitments, adequacy of loan loss reserves, cash flow requirements and economic conditions prior to declaring a dividend. Moreover, before declaring a dividend, the Board of Directors must determine that the Bank will exceed its regulatory capital requirements after the payment of the dividend.

     The Mutual Holding Company has waived the right to receive all dividends paid by the Bank. See "Dividend Policy."

     Special Meetings of Stockholders. For a period of five years following completion of its mutual holding company reorganization in August 1995, special meetings of the Bank's stockholders relating to a change in control of the Bank or an amendment to the Charter of the Bank may be called only by the Bank's Board of Directors. Special meetings of the Bank's stockholders for other purposes may be called by the chairman of the board, the president or a majority of the Board of Directors. The Certificate of Incorporation of the Stock Holding Company contains a similar provision that is not limited to a five year period. This provision will make it more difficult for stockholders to call for a special meeting of stockholders.

     Rights of Stockholders to Dissent. Stockholders of the Bank have dissenters' appraisal rights in connection with certain combinations of the Bank if such stockholder has not voted in favor of the combination and complies with the procedural requirements of federal regulations. A stockholder of the Bank does not have dissenters' rights of appraisal if, generally, such stockholder receives cash and/or securities listed on the Nasdaq Stock Market in exchange for Bank securities in the combination, and the Bank's stock is listed on the Nasdaq Stock Market or stockholder approval of the combination is not required. Management believes that the OTS may require that the Stock Holding Company provide similar dissenters' appraisal rights, although the Stock Holding Company will not provide such rights if the OTS does not require it to do so.

Regulation of the Stock Holding Company

     Pursuant to OTS policy, the Stock Holding Company will be regulated as a multiple savings and loan holding company within the meaning of the HOLA. As such, the Stock Holding Company will be registered with and be subject to OTS examination and
supervision as well as certain reporting requirements.   In
addition, the operations
of the Stock Holding Company are subject to regulations promulgated by the OTS from time to time. As an FDIC-insured subsidiary of a savings and loan holding company, the Bank will be subject to certain restrictions in dealing with the Stock Holding Company and with other persons affiliated with the Stock Holding Company, and will continue to be subject to examination and supervision by the OTS and the FDIC.

     The HOLA prohibits a savings and loan holding company, directly or indirectly, from (i) acquiring control (as defined) of another insured institution (or holding company thereof) without prior OTS approval; (ii) acquiring more than 5% of the voting shares of another insured institution (or holding company thereof) which is not a subsidiary, subject to certain exceptions; (iii) acquiring through merger, consolidation or the purchase of assets, another savings institution or holding company thereof, or acquiring all or substantially all of the assets of such institution (or holding company thereof) without prior OTS approval; or (iv) acquiring control of a bank that is not a "savings association" (as defined therein), except through a merger with and into the holding company's savings institution
subsidiary that is approved by the OTS.   A savings and loan
holding company may acquire up to 15% of the voting shares of an
undercapitalized savings institution.   A savings and loan
holding company may not acquire as a separate subsidiary an insured institution that has principal offices outside of the state where the principal offices of its subsidiary institution is located, except (i) in the case of certain emergency acquisitions approved by the FDIC, (ii) if the holding company controlled (as defined) such insured institution as of March 5, 1987, or (iii) if the laws of the state in which the insured institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located, or by a holding company that controls such a state
chartered institution.   No director or officer of a savings and
loan holding company or person owning or controlling more than 25% of such holding company's voting shares may, except with the prior approval of the OTS, acquire control of any savings association that is not a subsidiary of such holding company. If the OTS approves such an acquisition, any holding company controlled by such officer, director or person shall be subject to the activities limitations that apply to multiple savings and loan holding companies, unless certain supervisory exceptions apply.

Description of Capital Stock of The Stock Holding Company

     The Stock Holding Company is authorized to issue 30,000,000 shares of common stock having a par value of $.10 per share and 10,000,000 shares of serial preferred stock (the "Preferred Stock"). The Stock Holding Company currently will issue a number of shares Holding Company Common Stock equal to the number of shares of Bank Common Stock outstanding immediately prior to the Reorganization, and will issue no shares of Preferred Stock in the Reorganization. Each share of the Holding Company Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Holding Company Common Stock.

     The Common Stock of the Stock Holding Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any government agency.

Holding Company Common Stock

     Dividends. The payment of dividends by the Stock Holding Company is subject to limitations which are imposed by law and applicable regulation. The holders of Holding Company Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Holding Company out of funds legally available therefor. If the Stock Holding Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Holding Company Common Stock with respect to dividends.

     Voting Rights. The holders of Holding Company Common Stock will possess exclusive voting rights in the Stock Holding Company. They will elect the Stock Holding Company's Board of Directors and act on such other matters as are required to be presented to them or as are otherwise presented to them by the Board of Directors. If the Stock Holding Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of its Holding Company Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Holding Company Common Stock in the event of liquidation or dissolution.

     Preemptive Rights.  Holders of the Holding Company Common
Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Holding Company Common Stock is not subject to redemption.

Preferred Stock

     None of the shares of the Stock Holding Company's authorized Preferred Stock will be issued in the Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Holding Company Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Accounting Treatment

     The Reorganization will be treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization, all of which will be shown on the Stock Holding Company's books at their historical recorded values. Since the Reorganization will not result in a change in such financial statements, this document does not include financial statements of the Bank or the Stock Holding Company.

Vote Required

     Approval of the Plan of Reorganization requires the affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting. Failure to vote or a vote to abstain is equivalent to voting against the Plan of Reorganization. The Board of Directors recommends a vote "FOR" the approval of the Plan of Reorganization.

     This description of the proposed Stock Holding Company for the Bank does not purport to be complete, but is qualified in its entirety by the Plan of Reorganization attached as Exhibit A to this Proxy Statement/Prospectus.

Recommendation

     The Board of Directors of the Bank believes that the Reorganization will enhance the ability of the Bank and the Stock Holding Company to undertake mergers and acquisitions, enable the Stock Holding Company to repurchase Holding Company Common Stock as market conditions permit, and provide the Stock Holding Company greater flexibility to diversify its business activities. The Board of Directors of the Bank has unanimously approved the Reorganization and recommends that the stockholders vote "FOR" the Plan of Reorganization.

      PROPOSAL III-RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Bank has approved the engagement of KPMG Peat Marwick, LLP to be the Bank's auditors for the year ending December 31, 1997, subject to the ratification of the engagement by the Bank's stockholders. At the Meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG Peat Marwick, LLP for the Bank's fiscal year ending December 31, 1997. A representative of KPMG Peat Marwick, LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

     In order to ratify the selection of KPMG Peat Marwick, LLP as the auditors for the fiscal year ended December 31, 1997, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
RATIFICATION OF KPMG PEAT MARWICK, LLP AS AUDITORS FOR THE 1997
FISCAL YEAR.

                      STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Bank's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Bank's executive office, 134 Franklin Corner Road, Lawrenceville, New Jersey 08648-0950, no later than November 24, 1997. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

                          OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                          MISCELLANEOUS

     The cost of solicitation of proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Holding Company Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation. The Bank's Annual Report to Stockholders has been mailed to all stockholders of record as of the close of business on February 28, 1997. Any stockholder who has not received a copy of such Report may obtain a copy by writing the Bank. Such Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

A COPY OF THE BANK'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO ROBERT
C. HOLLENBECK, CORPORATE SECRETARY, TRENTON SAVINGS BANK, 134 FRANKLIN CORNER ROAD, LAWRENCEVILLE, NEW JERSEY 08648-0950.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         Robert C. Hollenbeck
                         Corporate Secretary

Lawrenceville, New Jersey
March 14, 1997

                            EXHIBIT A

              AGREEMENT AND PLAN OF REORGANIZATION

                            EXHIBIT A

                    TRENTON SAVINGS BANK FSB

              AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated October 9, 1996, is by and among TRENTON SAVINGS BANK FSB, a Federal stock savings bank (the "Bank"); PEOPLES BANCORP, INC., a federal corporation (the "Stock Holding Company"), and TSB INTERIM SAVINGS BANK, FSB, a to-be-formed interim federal stock savings bank ("Interim").

     The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the stock holding company form of ownership. The result of such reorganization will be that immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $.10 per share, of the Bank will be held by the Stock Holding Company, and the holders of the issued and outstanding shares of common stock of the Bank will become the holders of the issued and outstanding shares of common stock of the Stock Holding Company.

     The reorganization of the Bank will be accomplished by the following steps: (1) the formation by the Bank of the Stock Holding Company as a wholly owned subsidiary; (2) the formation of an interim federal stock savings bank, "Interim," which will be wholly owned by the Stock Holding Company; and (3) the merger of Interim into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) each of the issued and outstanding shares of common stock of the Bank will be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Stock Holding Company; and (ii) each of the issued and outstanding shares of common stock of Interim will automatically be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Bank. Notwithstanding any other provision herein, at any time prior to the Effective Date, the Bank shall be entitled to revise the structure of the merger or the other transactions contemplated hereby or the manner of effecting such transactions; provided, that each of the transactions comprising such revised structure or manner shall not, as a result of such revision, subject any of the stockholders of the Bank to adverse tax consequences. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:

                            ARTICLE I

                     MERGER OF INTERIM INTO
                  THE BANK AND RELATED MATTERS

     1.1 On the Effective Date, Interim will be merged with and into the Bank (the "Merger") and the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of the Bank. The Bank shall be deemed to be a continuation of Interim, and the Bank shall succeed to the rights and obligations of Interim.

     1.2 Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under Federal law. The Charter and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

     1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank (whether directly or through its subsidiaries) will continue to be conducted by it, as a wholly owned subsidiary of Stock Holding Company, and the present directors and officers of the Bank will continue in their present positions. The home office and branch offices of the Bank in existence immediately prior to the Effective Date shall continue to be the home office and branch offices, respectively, of the Bank from and after the Effective Date.

                           ARTICLE II

                       CONVERSION OF STOCK

     2.1 The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock of the Bank into common stock of the Stock Holding Company pursuant to this Agreement shall be as follows:

          A. On the Effective Date, each share of common stock, par value $.10 per share, of the Bank issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of Common Stock, par value $0.10 per share, of the Stock Holding Company (the "Stock Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $.10 par value per share, of the Bank and shall not be further converted into shares of the Stock Holding Company, so that from and after the Effective Date, all of the issued and outstanding shares of common stock of the Bank shall be held by the Stock Holding Company.

          B. On the Effective Date, the current stock option plans and recognition plans of the Bank (collectively, the "Benefit Plans") shall automatically, by operation of law, be continued as Benefit Plans of the Bank and/or the Stock Holding Company. Each option to purchase shares of the Bank common stock under the Bank's stock option plan outstanding at that time will be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Stock Holding Company Common Stock in lieu of shares of the Bank common stock. The Stock Holding Company and the Bank may make appropriate amendments to the Benefit Plans to reflect the adoption of the Benefit Plans as the plans of the Stock Holding Company, without adverse effect on the Benefit Plans and their participants.

          C. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of the Bank common stock, shall, upon surrender of the same to the designated agent of the Bank, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Stock Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of Bank common stock shall be automatically deemed for all purposes to evidence the ownership of the equal number of whole shares of Stock Holding Company Common Stock. Former holders of shares of Bank common stock will not be required to exchange their Bank common stock certificates for new certificates evidencing the same number of shares of Stock Holding Company Common Stock. If in the future the Stock Holding Company determines to effect an exchange of stock certificates, instructions will be sent to all holders of record of Stock Holding Company Common Stock.

          D. All shares of Stock Holding Company Common Stock into which shares of the Bank common stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

          E. On the Effective Date, the holders of certificates formerly representing the Bank common stock outstanding on the Effective Date shall cease to have any rights with respect to the stock of the Bank common stock, and their sole rights shall be with respect to the Stock Holding Company Common Stock into which their shares of the Bank common stock shall have been converted by the Merger.

                           ARTICLE III

                           CONDITIONS

     3.1  The obligations of the Bank, Stock Holding Company and
Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

          A. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of the Bank common stock shall, at a meeting of the stockholders of the Bank duly called, have approved this Agreement by the affirmative vote of a majority of the outstanding shares of the Bank common stock.

          B. Any and all approvals from the OTS, the Securities and Exchange Commission and any other state or federal governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Stock Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

          C. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Bank upon the exchange of the Bank common stock held by them solely for Stock Holding Company Common Stock.

                           ARTICLE IV

                           TERMINATION

     4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

     4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.

                            ARTICLE V

                    EFFECTIVE DATE OF MERGER

     Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed the Merger Agreement and such certificates or further documents as shall be required by the OTS and applicable state law, and with such other federal or state regulatory agencies as may be required. Upon approval by the OTS and endorsement of such Merger Agreement by the OTS and, if necessary, applicable state authorities, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such endorsement by the OTS.

                           ARTICLE VI

                          MISCELLANEOUS

     6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

     6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, Stock Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, Stock Holding Company or their stockholders.

     6.3 This Agreement shall be governed by and construed under the laws of the United States, except insofar as state law is deemed to apply.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.


                         TRENTON SAVINGS BANK


                         By:  \s\ Wendell T. Breithaupt
                              -----------------------------------
                              Wendell T. Breithaupt
                              President and Chief Executive
                               Officer


                         PEOPLES BANCORP


                         By:  \s\ Wendell T. Breithaupt
                              -----------------------------------
                              Wendell T. Breithaupt
                              President and Chief Executive
                               Officer


                         TSB INTERIM SAVINGS BANK,
                         FSB (in formation)


                         By:  \s\ Wendell T. Breithaupt
                              -----------------------------------
                              Wendell T. Breithaupt
                              President and Chief Executive
                               Officer

                         REVOCABLE PROXY

                    TRENTON SAVINGS BANK
                 ANNUAL MEETING OF STOCKHOLDERS
                         April 25, 1997

     The undersigned hereby appoints the official proxy committee consisting of the entire Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Bank which the undersigned is entitled to vote at the Annual Meeting of Stockholders ("Meeting") to be held at the Trenton Country Club, Sullivan Way, West Trenton, New Jersey, on April 25, 1997 at 10:00 a.m. New Jersey time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

                                                               VOTE
                                                       FOR   WITHHELD

1. The election as director of the nominee listed below.

   John B. Sill, Jr.                                   / /    / /

                                                       FOR   AGAINST   ABSTAIN
2. The approval of an Agreement and Plan of            / /    / /        / /
   Reorganization (the "Plan of Reorganization")
   providing for the establishment of Peoples
   Bancorp, Inc. (the "Stock Holding Company") as
   a stock holding company parent of the Bank which
   stock holding company will be majority owned by
   Peoples Bancorp, MHC (the "Mutual Holding Company"),
   the Bank's mutual holding company.  Pursuant to the
   Plan of Reorganization:  (i) the Bank will become
   a wholly owned subsidiary of the Stock Holding
   Company which will become a majority owned subsidiary
   of the Mutual Holding Company, and (ii) each
   outstanding share of common stock, par value $.10 per
   share, of the Bank will be converted into one share
   of common stock, par value $.10 per share, of the
   Stock Holding Company.

                                                       FOR   AGAINST   ABSTAIN
3. The ratification of the appointment of KPMG        / /    / /        / /
   Peat Marwick, LLP as auditors for the fiscal
   year ending December 31, 1997.


The Board of Directors recommends a vote "FOR" each of the listed proposals.


-----------------------------------------------------------------
THE SIGNED PROXY MUST BE RETURNED TO THE BANK FOR YOUR VOTE TO BE COUNTED. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
-----------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Bank at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Bank at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting.

The undersigned acknowledges receipt from the Bank prior to the execution of this proxy of notice of the Meeting, a proxy statement dated March 14, 1997, and audited financial statements.

Dated: ------------, 1997          / /  Check Box if You Plan to
                                        Attend Annual Meeting

------------------------------     ------------------------------
PRINT NAME OF STOCKHOLDER          PRINT NAME OF STOCKHOLDER


------------------------------     ------------------------------
SIGNATURE OF STOCKHOLDER           SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

-----------------------------------------------------------------
   Please complete and date this proxy and return it promptly in the enclosed postage-prepared envelope.
-----------------------------------------------------------------

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20. Indemnification of Directors and Officers.  The
Registrant's successor will be a federal corporation.  Federal
Regulations clearly define areas for indemnity coverage, as follows:

     (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified by the Registrant for:

          (i) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

          (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

          (iii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section if the person attains a final judgment in favor of such person in such enforcement action.

     (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

          (i) The Registrant shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

          (ii) The Registrant shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of his duty, only if a majority of the directors of the Registrant determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment and authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the Registrant or its stockholders.

     (c)  As used in Section (a) and (b):

          (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceedings, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

          (ii) "Court" includes, without limitation, any court to which or in which appeal or any proceeding for review is brought;

          (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

          (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or nolo contendere.

     The Registrant maintains a directors' and officers' liability policy with Fidelity and Deposit Company of Maryland.
Such policy provides for an aggregate liability coverage of $ 10 million.

Item 21.  Exhibits and Financial Statement Schedules

     The exhibits and financial statements filed as part of this Registration Statement are as follows:

     (a)  Exhibits

          The Index of Exhibits immediately precedes the attached
Exhibits.

     (b)  Financial Statements

          Not applicable.

     (c)  Report or Appraisal

          Not applicable.

Item 22.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
(ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lawrenceville, New Jersey, on April 10, 1997.

                         PEOPLES BANCORP, INC.


                         By:  /s/ Wendell T. Breithaupt
                              -----------------------------------
                              Wendell T. Breithaupt
                              President and Chief Executive
                               Officer

                        POWER OF ATTORNEY

     We, the undersigned Directors of Peoples Bancorp, Inc. severally constitute and appoint Wendell T. Breithaupt with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Wendell T. Breithaupt may deem necessary or advisable to enable Peoples Bancorp, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the offering of Peoples Bancorp, Inc. Common Stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Wendell T. Breithaupt shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:  /s/ Wendell T. Breithaupt     By:  /s/ Robert Russo
     -------------------------          -------------------------
     Wendell T. Breithaupt,             Robert Russo, Vice
     President and Chief Executive      President and Treasurer
     Officer (Principal Executive       (Chief Financial and
     Officer)                           Accounting Officer)

Date:     April 15, 1997           Date:     April 15, 1997


By:  /s/ John B. Sill, Jr.         By:  /s/ Peter S. Longstreth
     -------------------------          -------------------------
     John B. Sill, Jr., Chairman        Peter S. Longstreth,
                                        Director

Date:     April 15, 1997           Date:     April 15, 1997


By:  /s/ George A. Pruitt          By:  /s/ George W. Reinhard
     -------------------------          -------------------------
     George A. Pruitt, Director         George W. Reinhard,
                                        Director

Date:     April 15, 1997           Date:     April 15, 1997


By:  /s/ Charles E. Stokes         By:  /s/ Raymond E. Trainer
     -------------------------          -------------------------
     Charles E. Stokes, Director        Raymond E. Trainer,
                                        Director

Date:     April 15, 1997           Date:     April 15, 1997

                          EXHIBIT INDEX

Exhibit
Number              Description of Document


2                   Agreement and Plan of Reorganization
                    (Incorporated herein by reference to Exhibit
                    A of the Proxy Statement/Prospectus)

3.1                 Certificate of Incorporation of Peoples
                    Bancorp, Inc.*

3.2                 Bylaws of Peoples Bancorp, Inc.*

4                   Form of Common Stock Certificate of Peoples
                    Bancorp, Inc.

5.1                 Form of Opinion of Luse Lehman Gorman
                    Pomerenk & Schick, A Professional Corporation regarding legality of securities

5.2                 Form of Tax Opinion of Luse Lehman Gorman
                    Pomerenk & Schick, A Professional Corporation

10.1 Amended Employment Agreement between the Bank and Wendell T. Breithaupt

10.2                Supplemental Executive Retirement Plan

10.3                Trenton Savings Bank FSB and Peoples Bancorp,
                    M.H.C. 1996 Stock Option Plan

10.4                Trenton Savings Bank FSB and Peoples Bancorp,
                    M.H.C. 1996 Recognition and Retention Plan for Employees and Outside Directors

24.1 Power of Attorney (Incorporated herein by reference to the signature page of this registration statement)

24.2                Consent of Luse Lehman Gorman Pomerenk &
                    Schick, A Professional Corporation (contained in its opinion filed as Exhibit 5.1)

---------------------------
*To be filed by post-effective amendment
